Filed pursuant to Rule 424(b)(3)

Registration No. 333-102671

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED June 19, 2003)

MATRITECH, INC.
888,308 Shares of
Common Stock
$.01 Par Value Per Share

          The securities offered in this prospectus may not be offered or sold in the state of California until the Registrant’s application to qualify the sale of its securities has been granted by the Department of Corporations for the State of California. At present the application to qualify the sale of its securities has been postponed in the state of California at the Registrant’s request.

The date of this Prospectus is June 26, 2003.